Exhibit 5.1

[Letterhead of Davis Polk & Wardwell LLP]

December 22, 2014

Ally Financial Inc.

200 Renaissance Center

P.O. Box 200

Detroit, Michigan 48265

Ladies and Gentlemen:

Ally Financial Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), Variable Denomination Adjustable Rate Demand Notes (the “Notes”) to be issued from time to time pursuant to an Indenture dated October 15, 1985, as supplemented and amended by the first supplemental indenture dated April 1, 1986, the second supplemental indenture dated June 24, 1986, the third supplemental indenture dated February 15, 1987, the fourth supplemental indenture dated December 1, 1988, the fifth supplemental indenture dated October 2, 1989, the sixth supplemental indenture dated January 1, 1998, the seventh supplemental indenture dated June 15, 1998 and the eighth supplemental indenture dated January 4, 2012 (the “Indenture”) between the Company and U.S. Bank National Association, as Successor Trustee.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that when the Registration Statement shall become effective, the Notes, when issued in accordance with the Indenture and pursuant to the Ally Demand Notes Program (filed as an exhibit to the Registration Statement) will have been duly issued and will constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of Notes, (i) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (iii) the Indenture and the Notes are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (iv) there shall not have occurred any change in law affecting the validity or enforceability of the Notes. We have also assumed that none of the terms of the Notes to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP